CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors of
ASM Index 30 Fund, Inc.

In connection with the proposed reorganixation of ASM Index 30 Fund, Inc. (the "Fund"), we hereby consent to the incorporation by reference in the Registration Statement of Orbitex Group of Funds on Form N-14 (the "Registration Sttement") of our report dated December 30, 1998, except for Note 6 and Note 7 as to which the date is March 9, 1999, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Fund's Annual Report to Shareholders for the year ended October 31, 1998 and which is incorporated by reference as part of the Registration Statement.



/s/ PricewaterhouseCoopers LLP

Miami, Florida
May 28, 1999